[LETTERHEAD OF DECHERT PRICE & RHOADS]

                                 April 28, 2000

Pilgrim Growth Opportunities Fund
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

     Re: Pilgrim Growth Opportunities Fund
         (File Nos. 33-849 and 811-4431)

Dear Sirs:

         We hereby consent to the incorporation by reference to our opinion as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement of Pilgrim Growth Opportunities Fund, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


                                   Very truly yours,

                                   /s/ Dechert Price & Rhoads